EXHIBIT 99.1

Contacts:	Phillip D. Kramer Executive Vice President and CFO 713/646-4560 – 800/564-3036	A. Patrick Diamond Manager, Special Projects 713/646-4487 – 800/564-3036

FOR IMMEDIATE RELEASE

Plains All American Pipeline, L.P. Announces

Pricing of 3,250,000 Common Units

(Houston – September 10, 2003) Plains All American Pipeline, L.P. (NYSE: PAA) today announced the issuance and sale by the Partnership of 3,250,000 Common Units at a public offering price of $30.91 per unit. Citigroup Global Markets Inc. is serving as book-running lead manager of the offering. In addition, Lehman Brothers Inc., UBS Securities LLC, A.G. Edwards & Sons, Inc., Wachovia Securities, Inc. and RBC Dain Rauscher Inc. are serving as co-managing underwriters.

Excluding the underwriters’ over-allotment option, net proceeds from the offering, including the general partner’s proportionate capital contribution and expenses associated with the offering, will be approximately $98.0 million. The Partnership intends to use the net proceeds from the offering to repay indebtedness under its revolving credit facilities and for general partnership purposes, including potential acquisitions. The underwriters were also granted an option to purchase up to an additional 487,500 Common Units.

A copy of the prospectus supplement and related base prospectus relating to this offering may be obtained from Citigroup Global Markets Inc. at 140 58th Street, Brooklyn, NY 11220, Attention: Prospectus Department, Floor 8-I, or from any of the other underwriters. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties. These risks and uncertainties include, among other things, stability of the capital markets, availability of acquisition targets, and other factors and uncertainties inherent in the marketing, transportation, terminalling, gathering and storage of crude oil discussed in the Partnership’s filings with the Securities and Exchange Commission.

Plains All American Pipeline, L.P. is engaged in interstate and intrastate crude oil transportation, terminalling and storage, as well as crude oil and LPG gathering and marketing activities, primarily in Texas, California, Oklahoma, Louisiana and the Canadian Provinces of Alberta and Saskatchewan. The Partnership’s common units are traded on the New York Stock Exchange under the symbol “PAA.” The Partnership is headquartered in Houston, Texas.

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